Exhibit 99.1

OTC Markets Group Welcomes IEH Corporation to OTCQX

BROOKLYN, NEW YORK – February 20, 2026 – OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced IEH Corporation (OTCQX: IEHC), a producer of high performance PCB connectors, has qualified to trade on the OTCQX® Best Market. IEH Corporation upgraded to OTCQX from the OTCID™ Basic Market.

IEH Corporation begins trading today on OTCQX under the symbol “IEHC.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

Trading on the OTCQX Market offers companies efficient, cost-effective access to the U.S. capital markets. Streamlined market requirements for OTCQX are designed to help companies lower the cost and complexity of being publicly traded, while providing transparent trading for their investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities law

Dave Offerman, President and CEO of IEH Corporation commented, “IEH is excited to once again be traded on the OTCQX Market, a platform that allows for greater liquidity, shareholder visibility and investment opportunities. We look forward to the enhanced and frequent interactions and communications afforded by this market, and working with the OTC to share our developments and progress as we continue to grow our organization.”

About IEH Corporation

IEH designs, develops and manufactures printed circuit board connectors and custom interconnects for high performance applications. All of the Company's interconnects utilize the HYPERBOLOID contact design, a rugged, high-reliability contact system ideally suited for high-stress environments. IEH believes it is the only independent producer of HYPERBOLOID printed circuit board connectors in the United States. The Company has licensed the right to manufacture products using HYPERBOLOID technology since the late 1960s.

For over 85 years and four (4) generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The Company markets primarily to companies in defense, aerospace, medical, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Middle East. The Company was founded in 1941 and is headquartered in Brooklyn, New York. www.iehcorp.com

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About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our public markets: OTCQX® Best Market, OTCQB® Venture Market, OTCID™ Basic Market and Pink Limited™ Market. Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN, OTC Link NQB, and MOON ATS™ are each SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC. To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com

Company Contact:

Dave Offerman, IEH Corporation, +1 (718) 492-4448, dave@iehcorp.com

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